                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            STRATESEC INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            STRATESEC INCORPORATED

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 25, 1999

  The 1999 Annual Meeting of the Shareholders of STRATESEC Incorporated, a Delaware corporation (the "Company"), will be held on May 25, 1999 at 2:00 p.m. local time at 2600 Virginia Avenue, N.W., Suite 900 Washington, D.C. for the following purposes:

    1. To elect a Board of seven directors.

    2. To approve an amendment to the Company's 1997 Stock Option Plan that would increase the number of shares of Common Stock reserved for issuance thereunder.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  These items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the meeting.

  A majority of the Company's outstanding shares must be represented at the meeting (in person or by proxy) to transact business. To assure proper representation at the meeting, please mark, sign, and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke such proxy either before or at the meeting.

                                          Elizabeth Schmitt
                                          Secretary

Dated: April 23, 1999


     IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE SIGN AND DATE THE
        ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
                            YOUR VOTE IS IMPORTANT.

                            STRATESEC INCORPORATED

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

  The enclosed proxy is solicited on behalf of the Board of Directors of STRATESEC Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held May 25, 1999 at 2:00 p.m. local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. The Company's principal offices are located at 105 Carpenter Drive, Sterling, Virginia, 20164, and its telephone number is (703) 709-8686. These proxy solicitation materials will be mailed to shareholders on or about April 23, 1999.

  Shareholders of record at the close of business on April 19, 1999 are entitled to notice of, and to vote at, the Annual Meeting. On April 19, 1999, 5,878,522 shares of the Company's Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote.

Votes Required for Approval

  The seven nominees for director receiving the vote of the majority of the shares present at the meeting in person or by proxy shall be elected.

  The affirmative vote of the majority of the shares present in person or by proxy is required for Proposal Two, approval of the amendment to the Company's 1997 Stock Option Plan. Abstentions and broker non-votes on Proposal Two will have the effect of a negative vote on the outcome of Proposal Two.

  All other matters will be approved if the votes cast at the meeting in person or by proxy favoring the action exceed the votes cast opposing the action. Except as described above regarding Proposals One and Two, abstentions and broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the other matters to be voted on at the Annual Meeting.

  Any person may revoke a proxy at any time before its use by delivering to the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

  The cost of this solicitation will be borne by the Company. These costs represent amounts normally expended for a solicitation for an election of directors. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or otherwise.

Deadline for Receipt of Shareholder Proposals for 2000 Annual Meeting

  Proposals of shareholders intended to be included in the Company's proxy materials for its 2000 Annual Meeting must be received by the Company no later than January 1, 2000. If a shareholder intends to submit a proposal at the 2000 Annual Meeting that is not eligible for inclusion in the proxy materials relating to that meeting, the stockholder must do so no later than March 8, 2000. If the stockholder fails to comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2000 Annual Meeting. Such proposals should be addressed to: Secretary, STRATESEC Incorporated, 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. 20037.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth as of April 15, 1999 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all executive officers and directors of the Company as a group.

                                                       Number     Percent
                                                    of Shares (6) of Total
                                                    ------------- --------
KuwAm Corporation                                     1,864,127     31.7%
 2600 Virginia Avenue, N.W.
 Washington, D.C. 20037 (1)
Special Situation Investment Holdings, Ltd.           1,656,333     28.2%
 c/o KuwAm Corporation
 2600 Virginia Avenue, N.W.
 Washington, D.C. 20037 (1)
Special Situation Investment Holdings, L.P. II          197,794      3.4%
 c/o KuwAm Corporation
 2600 Virginia Avenue, N.W.
 Washington, D.C. 20037 (1)
Fifth Floor Company for General Trading and
 Contracting                                            366,707      6.2%
Wirt D. Walker, III (1)(3)(4)                         2,254,127     38.3%
Barry W. McDaniel (4)                                    16,667        *
Ronald C. Thomas (4)                                    116,654      2.0%
Albert Van Graves (4)                                     6,667        *
R. Michael Lagow (4)                                      8,333        *
Mishal Yousef Saud Al Sabah (1)(2)(4)                 2,346,616     39.9%
Marvin P. Bush (4)(5)                                   100,564      1.7%
Robert B. Smith (4)                                      21,667        *
James A. Abrahamson (4)                                  10,000        *
Charles W. Archer (4)                                     5,000        *
All Officers and Directors as a Group (10 Persons)    3,022,168     51.4%

------------------
 *  Less than one percent

 (1) KuwAm Corporation, a Washington, D.C. based private investment firm, is the general partner of SSIH, the Company's largest shareholder, and SSIH
     II. The shareholders of KuwAm include Wirt D. Walker, III, the Chairman of the Board, Chief Executive Officer and a director of the Company, and Mishal Yousef Saud Al Sabah, a director of the Company. Mr. Walker is also the Managing Director of KuwAm and Mr. Al Sabah is the Chairman of KuwAm. Shares beneficially owned by KuwAm consist of 1,656,333 shares held by SSIH, 197,794 shares held by SSIH II, and 10,000 shares held by KuwAm Corporation.

 (2) Consists of 1,656,333 shares held by SSIH, 197,794 shares held by SSIH II, 10,000 shares held by KuwAm Corporation, 432,762 shares held by Fifth Floor Company for General Trading and Contracting, of which Mr. Al Sabah is a principal, and 3,060 shares owned by Mr. Al Sabah's son.

 (3) Consists of 1,656,333 shares held by SSIH, 197,794 shares held by SSIH II, 10,000 shares held by KuwAm Corporation, 315,000 shares held by Mr. Walker, 25,000 shares held by Mr. Walker's son and 50,000 shares owned by a trust for Mr. Walker's son, of which Mr. Walker is the trustee.

 (4) Includes shares issuable upon exercise of currently exercisable options, as follows: Mr. Walker, 58,334 shares; Mr. McDaniel, 16,667 shares; Mr. Al Sabah, 46,667 shares; Mr. Bush, 46,667 shares; Mr. Smith, 21,667 shares; Lt. Gen. Abrahamson, 10,000 shares; Mr. Archer, 5,000 shares; Mr. Thomas, 38,334 shares; Mr. Van Graves, 6,667 shares; and Mr. Lagow, 8,333 shares.

 (5) Includes 53,897 shares held by Andrews-Bush, Inc.

 (6) At April 15, 1999, executive officers and directors of the Company as a group held options to purchase an aggregate of 665,040 shares of Common Stock, representing approximately 85.5% of outstanding options at that date. The numbers set forth in this table include an aggregate of 66,666 shares underlying options which are currently exercisable within 60 days of such date.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

Nominees

  A board of seven directors is to be elected at the Annual Meeting. Unless marked to the contrary, all properly signed and returned proxies will be voted for the election of management's seven nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

  The following sets forth certain information regarding each of the nominees for election as director:

  Wirt D. Walker, III, age 53, has served as Chief Executive Officer of the Company since January 1999; he has served as a director of the Company since 1987, and as Chairman of the Board of Directors since 1992. Since 1982, Mr. Walker has served as a director and the Managing Director of KuwAm Corporation, a private investment firm. He is the Chairman and Chief Executive Officer of Aviation General, Incorporated, a publicly traded holding company with two wholly-owned subsidiaries: Commander Aircraft Company, which manufactures, markets and provides support services for its line of single engine, high performance Commander aircraft and provides consulting, brokerage and refurbishment services for piston aircraft, and Strategic Jet Services, Inc., which provides consulting, brokerage and refurbishment services for jet aircraft. Mr. Walker is also the Chairman of Universal Communications, Inc., a privately held advertising and marketing communications company.

  Barry W. McDaniel, age 50, has served as President and as a director since January 1999. Mr. McDaniel has served as Chief Operating Officer since February 1997. Prior to joining the Company, Mr. McDaniel was employed by BDM International from 1989 to 1996, most recently as Vice President of Material Distribution and Management Systems. From 1989 to 1992 he was Vice President, Business Development and Operations for the Systems and Communications Group. Mr. McDaniel was previously employed, from 1988 to 1989, by Proxim, a real-time systems integration company as Vice President, Government Systems Integration. From 1970 to 1987 he served as Deputy Director of Readiness for the United States Army Materiel Command.

  Charles W. Archer, age 53, has served as a director since March 1998. Mr. Archer is Vice President, Strategic Development for Litton/PRC. Mr. Archer served as the Company's President and Chief Executive Officer from March 1998 to January 1999. Prior to 1998, Mr. Archer was employed for twenty-seven years by the Federal Bureau of Investigation. During his tenure with the F.B.I., Mr. Archer held a variety of management positions involving large integrated technology projects and finance. From 1996 to 1997, he was an Assistant Director of the F.B.I., in charge of its Criminal Justice Information Services Division, the F.B.I.'s largest division.

  Mishal Yousef Saud Al Sabah, age 37, is a private investor who has been involved in a broad range of investment activities in the United States and overseas for the past sixteen years. Mr. Al Sabah has been a director of the Company since 1991. He has served as the Chairman of the Board of Directors of KuwAm Corporation since 1982 and is a director of Aviation General, Incorporated and Universal Communications, Inc.

  Marvin P. Bush, age 41, has served as a director of the Company since 1993. Mr. Bush is a director of Winston Partners Group, Inc., a private investment firm he founded in 1994, and has been a member of the Board of Directors of Kerrco Inc., an oil and gas company, since 1989. Prior to founding the Winston Group, Mr. Bush was a partner at John Stewart Darrell & Company, an investment advisory firm, and was employed by Shearson Lehman as a Vice President/Financial Consultant.

  Robert B. Smith, Jr., age 61, has served as a director of the Company since 1995. Mr. Smith has been a private investor since 1984, and has been a director of Sunshine Mining Company, a New York Stock Exchange listed silver mining company, since 1993. He has been a trustee for the Dalkon Shield Claimants Trust, a public interest trust created to compensate those damaged by the Dalkon Shield, since 1989. Mr Smith was formerly Chief Counsel and Staff Director of the Senate Government Operations Committee.

  Lt. General James A. Abrahamson, USAF (Retired), age 65, has served as a director of the Company since December 1997. General Abrahamson is the Chairman and CEO of International Air Safety, LLC. He served as Chairman of the Board of Directors of Oracle Corporation from 1992 to 1995 and held various executive positions and served as a member of the board of Hughes Aircraft Company from 1989 to 1992. General Abrahamson was formerly Commissioner of the White House Commission on Aviation Safety and Security (Gore Commission). Prior to 1989, General Abrahamson served in the United States Air Force. During his tenure with the Air Force he held a variety of positions, including Director of Development of the F-16 International Fighter, Director of NASA's Space Shuttle Program and Director of President Reagan's Strategic Defense Initiative ("Star Wars" Program).

Director Compensation

  Directors are paid an annual fee of $10,000, payable in equal quarterly installments, for services as a director. Such fees are prorated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings, other than reimbursement of travel and lodging expenses.

  The 1997 Stock Option Plan provides for the automatic annual grant of a stock option to purchase 15,000 shares of Common Stock to each eligible non-employee and employee director of the Company; non-employee directors will automatically receive a nonstatutory stock option and employee directors will automatically receive an incentive stock option.

Board Meetings and Committees

  The Board of Directors held a total of four meetings during the fiscal year ended December 31, 1998. The Board has two committees: the Audit Committee and the Compensation Committee.

  The Audit Committee, comprised of Directors Abrahamson, Bush and Smith, recommends the selection of the Company's independent accountants and approves the scope of the audit to be conducted. The Committee is primarily responsible for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. The Audit Committee held one meeting during fiscal 1998.

  The Compensation Committee recommends the amount and type of compensation to be paid to the Company's executive officers, reviews the performance of the Company's key employees and administers and determines distribution under the Company's Profit Sharing Plan. The Compensation Committee will also determine the number of shares, if any, to be granted each employee under such plan and the terms of such grants. The Compensation Committee held one meeting during fiscal 1998.

  No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1998 or of all meetings of any committee upon which such director served during fiscal 1998.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is comprised of Messrs. Abrahamson, Bush and Smith; none are employees of the Company. They are not eligible to participate in the Company's Profit Sharing Plan. All receive compensation for services as a director (see "Director Compensation").

Other Officers

  Ronald C. Thomas, age 53, has served as Executive Vice President, Corporate Development, since April 1998. Mr. Thomas served as the Company's President and Chief Executive Officer from 1992 to March 1998.

Prior to joining the Company, Mr. Thomas was employed for sixteen years by ADT Security Systems, Inc. During his tenure with ADT, he held a variety of management positions involving systems engineering and design, project planning and marketing and business unit management, and was Vice President, Integrated Systems from 1988 to 1992. Mr. Thomas is Chairman of the Standing Committee on Physical Security of the American Society for Industrial Security ("ASIS"), a member of the Board of Directors of the Closed Circuit Television Manufacturers Association, a member of the Institute of Electrical and Electronic Engineers ("IEEE"), a member of the National Society of Professional Engineers and a member of the National Fire Protection Association ("NFPA"). He is a past member of the Nuclear Standards Subcommittee of the IEEE, the Proprietary Fire Systems Subcommittee of NFPA and the Architect/Engineer Subcommittee of ASIS.

  Albert V. Graves, age 34, has served as Vice President of Finance since June 1998. Prior to joining the Company, Mr. Graves was employed by Anadac Corporation, most recently as its Corporate Controller. Previously, Mr. Graves was employed from 1994 to 1998 as Accounting Manager at Titan Corporation, a government contractor, and from 1991 to 1994 as Accounting Supervisor at Technical Resources, Inc., a bio-medical and environmental consulting firm. Mr. Graves has also served as an Accountant for Electronic Data Systems (EDS).

  R. Michael Lagow, age 40, has served as Senior Vice President since February 1998. Mr. Lagow served as Vice President for Business Development from 1993 to 1997. Prior to joining the Company, Mr. Lagow was employed as National Sales Manager of Control Systems International, a security systems company, from 1991 to 1993.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table shows certain information concerning the compensation of each of the Company's most highly compensated executive officers whose individual remuneration exceeded $100,000 for services rendered in all capacities to the Company for the fiscal years ended 1998, 1997 and 1996 (the "Named Executive Officers").

                                   Annual
                                Compensation          Long-Term Compensation
                              ---------------- -------------------------------------
                                               Securities Underlying
                                                  Options Awarded       All Other
                         Year  Salary   Bonus       (in shares)      Compensation(1)
                         ---- -------- ------- --------------------- ---------------
Wirt D. Walker, III.....
Chairman and Chief
 Executive Officer       1998    --      --           50,000            $148,680(2)
Barry W. McDaniel.......
President, Chief         1998 $132,692   --           50,000                  --
 Operating Officer
 and Director
Charles W. Archer.......
 Director(3)             1998 $116,934   --           15,000            $  7,500
Ronald C. Thomas........ 1998 $156,496   --           65,000            $ 10,000
 Executive Vice
  President, Corporate   1997 $153,461   --           25,000            $ 10,000
 Development(4)          1996 $140,000 $35,000        25,000            $ 38,000(5)

--------
(1) Amounts paid as director fees unless otherwise indicated.

(2) Includes consulting fees paid.

(3) Mr. Archer served as President and Chief Executive Officer of the Company until January 26, 1999, when Wirt D. Walker III was appointed Chief Executive Officer and Barry W. McDaniel was appointed President.

(4) Mr. Thomas served as President and Chief Executive Officer of the Company until April 1, 1998, when Charles W. Archer was appointed to those positions.

(5) In May 1996 Mr. Thomas acquired 53,320 shares of Common Stock for the exercise of options, for which the Company waived the exercise price of $.53 per share. This amount includes the aggregate exercise price of such options.

Aggregated Option Exercises in Last Fiscal Year and Option Values as of December 31, 1998

  The following table shows the options exercised during fiscal 1998, the number of shares of Common Stock represented by outstanding stock options held by each executive officer as of December 31, 1998 and the value of such options based on the closing price of the Company's Common Stock on December 31, 1998, which was $1.50.

                                                       Number of Securities      Value of Unexercised
                                                      Underlying Unexercised         In-the-Money
                                                      Options at FY End(#)(1)   Options at FY End($)(2)
                                                     ------------------------- -------------------------
                            Number of
                         Shares Acquired    Value
Name                       on Exercise   Realized(3) Exercisable/Unexercisable Exercisable/Unexercisable
----                     --------------- ----------- ------------------------- -------------------------
Wirt D. Walker, III.....       --            --            25,000/75,000                 $0/0
Charles W. Archer.......       --            --                 0/15,000                 $0/0
Barry W. McDaniel.......       --            --                 0/50,000                 $0/0
Albert V. Graves........       --            --                 0/20,000                 $0/0
Ronald C. Thomas........       --            --             8,333/81,667                 $0/0
R. Michael Lagow........       --            --                 0/25,000                 $0/0

--------
(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1996 through 1998 and are exercisable on various dates beginning in 1999 and expiring in 2001.

(2) Represents the difference between the exercise price and $1.50, which was the closing price on December 31, 1998. Stock option exercise prices range from $1.50 to $8.625, therefore no options were in-the-money at December 31, 1998.

(3) No options were exercised in 1998.

Employment and Consulting Agreements

  The Company has an employment agreement with Mr. Thomas, to serve in his current position until March 31, 2002, at an annual base salary of $148,500. The agreement provides for annual bonuses, periodic salary increases and grants of stock options at the sole discretion of the Board of Directors. In the event Mr. Thomas' employment is terminated without cause, he is entitled to continue to receive the salary and certain other benefits provided for in such agreement for the remainder of its term.If such termination occurs following a "change in control" of the Company, he is entitled to receive an additional payment equal to two times his annual base salary in effect at the time of such change in control. For purposes of the employment agreement, a change in control occurs upon certain changes in the stock ownership of the Company or upon certain changes in the membership of the Board of Directors of the Company. A termination following a change in control of the Company includes certain reductions of the executive's duties and responsibilities, reductions in the salary paid to the executive, changes in the location of the executive's office or a failure by the Company to obtain the written assumption of the employment agreements by any successor of the Company. The Company has also entered into a consulting agreement with Mr. Walker, to provide strategic and corporate development services through March 31, 2002 for an annual fee of $126,000. The consulting agreement also contains provisions parallel to those of the executive employment agreement.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed of Marvin P. Bush, Robert B. Smith, Jr. and Lt. General James A. Abrahamson. All are independent outside directors. The Committee is charged with the responsibility for reviewing the performance and approving the compensation of key executives and for establishing general compensation policies and standards for reviewing management performance. The Committee also reviews both corporate and key executive performance in light of established criteria and goals and approves individual key executive compensation.

Compensation Philosophy

  The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive to similarly sized companies and to create incentives for excellent performance by providing executives with the opportunity to earn additional remuneration linked to the Company's profitability. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations and to create value for stockholders. It is also the Company's policy to encourage share ownership by executive officers and non-employee directors through the grant of stock options.

Components of Compensation

  The compensation package of the Company's executive officers consists of base annual salary, participation in the Company's 401(k) plan and stock option grants.

  At executive levels, base salaries are reviewed but not necessarily increased annually. Base salaries are fixed at levels slightly below competitive amounts paid to individuals with comparable qualifications, experience and responsibilities engaged in similar businesses as the Company, based on the experience of the Committee members, directors and employees of the Company within the security systems industry.

  The Company offers a 401(k) pre-tax employee savings plan to all eligible employees. Employees may contribute 1% to 15% of pre-tax earnings up to a maximum of $8,899. The Company contributes 25% of the first 5% of an employee's contributed earnings or a maximum of 1.25% of an employee's total earnings.

  The Company uses stock options both to reward past performance and to motivate future performance, especially long-term performance. The Committee believes that through the use of stock options, executive interests are directly tied to enhancing shareholder value. Stock options are granted at fair market value as of the date of grant and generally have a term of three years. The options vest 33% per year, beginning on the first anniversary date of the grant. The stock options provide value to the recipients only when the market price of the Company's Common Stock increases above the option grant price and only as the shares vest and become exercisable.

  Section 162(m) of the Internal Revenue Code, which provides for a $1,000,000 limit on the deductibility of compensation, presently is not applicable to the Company. The Committee will review its policy with respect to Section 162(m) when and if the section is applicable in the future.

Option Grants in Last Fiscal Year

  The Committee approved the following stock option grants for the executive officers during fiscal year 1998.

                                                                       Potential Realizable Value at
                                                                          Assumed Annual Rates of
                                                                       Stock Price Appreciation for
                                                                                Option Term
                                                                       ------------------------------
                          Number of   Percent of
                         Securities  Total Options
                         Underlying   Granted to
                           Options   Employees in  Exercise Expiration
Name                     Granted (1)  Fiscal Year   Price      Date          5%            10%
----                     ----------- ------------- -------- ---------- -------------- ---------------
Wirt D. Walker, III.....   35,000         13%       $2.375   3/09/01          $13,103        $27,514
                           15,000          6%       $1.500   7/10/01           $3,547         $7,448
                           ------         ---                                         --------------
                           50,000         19%
Barry W. McDaniel.......   50,000         19%       $2.375   3/09/01          $18,718        $39,306
Ronald C. Thomas........   50,000         19%       $2.375   3/09/01          $18,718        $39,306
                           15,000          6%       $1.500   7/10/01           $3,547         $7,448
                           ------         ---
                           65,000         25%
Albert V. Graves........   20,000          7%       $1.500   7/10/01           $4,729         $9,930
R. Michael Lagow........   25,000          9%       $2.375   3/09/01           $9,359        $19,653

------------------

 (1) Each option is non-transferable; vests as to 33% of the shares covered by such option over three years, commencing on the first anniversary of the date of issuance; is canceled prior to vesting in the event the holder either resigns from the Company or is terminated for justifiable cause; and is void after the date listed under the heading "Expiration Date." The exercise price of the stock subject to options was equal to the market value on the date of grant. The number of shares issuable upon exercise of each option is subject to adjustment subsequent to any stock dividend, split-up, recapitalization or certain other transactions.

     During 1998, Messrs. Walker and Thomas were each granted an option to purchase 15,000 shares of Common Stock for their services as a director, pursuant to the 1997 Stock Option Plan.

Compensation of Chief Executive Officer

  The Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy set forth above. The Committee's approach in setting the Chief Executive Officer's compensation, as with that of the Company's other executives, is to be competitive with other companies within the industry, taking into consideration company size, operating conditions and compensation philosophy and performance. Mr. Archer served as Chief Executive Officer from April 1998 until January 1999, when Wirt D. Walker, III was appointed to the position. Mr. Walker receives compensation of $126,000 pursuant to a consulting agreement with the Company. He receives no additional compensation for his services as Chief Executive Officer.

                                          COMPENSATION COMMITTEE

                                          Marvin Bush
                                          Robert B. Smith
                                          Lt. General James A. Abrahamson

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and holders of more than ten percent of the Company's Common Stock to file reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1998, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.
                                 PROPOSAL TWO
                      AMENDMENT OF 1997 STOCK OPTION PLAN

Introduction

  In January 1999, the Board of Directors of the Company unanimously approved a resolution, subject to shareholder approval, approving an amendment to the Company's 1997 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued pursuant to stock options granted thereunder by 350,000 shares. Before giving effect to the proposed amendment, 72,000 shares of Common Stock remained available for issuance pursuant to options granted under the Plan, which currently provides for the grant of options to purchase up to 850,000 shares of Common Stock. Thus, this proposal would increase the shares available for issuance pursuant to options granted under the Plan to 422,000 shares.

  The Board of Directors recommends that shareholders vote for the amendment of the Plan. The Board believes the Plan provides a means for key employees and directors upon whose judgement and interest the Company is and will be largely dependent for the successful conduct of its business to increase their personal ownership interest in the Company. It is believed that such incentive awards will further the identification of director's and key employees' interests with those of the Company's shareholders.

  A summary of the Company's 1997 Stock Option Plan follows.

Eligibility

  Directors and employees of the Company or any subsidiary of the Company are eligible to receive stock options under the Plan. The Plan also provides that both employee directors and non-employee directors are eligible for automatic grants of options.

Administration

  The Plan is administered by the Compensation Committee, which is comprised of at least two non-employee directors of the Company. In addition to having general supervisory and interpretive authority over the Plan, the Committee determines, upon the recommendation of management and subject to the terms and limits of the Plan, the employees, if any, to whom options will be granted, the time at which options are to be granted, the number of shares to be subject to each option, and the terms and conditions of exercise of options.

Award of Stock Options

Employees

  Options to purchase shares of Common Stock granted to employees under the Plan may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Code Section 422, while nonstatutory stock options do not. The exercise price of shares of Common Stock covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. The option price of Common Stock covered by a nonstatutory stock option granted to an employee may not be less than 85% of the fair market value of the Common Stock on the date of grant.

  An incentive stock option shall be exercisable in any calendar year only to the extent that the aggregate fair market value (determined at the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000.

  Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the provisions for incentive stock options shall meet certain requirements set forth in the Plan.

Directors

Each eligible non-employee director and employee director of the Company receives an option to purchase 15,000 shares of Common Stock following the annual stockholder meeting.

  The exercise price of these options is the market value of the Common Stock on the date of the grant, and they have a term of three years and one month and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

General

  Adjustments will be made in the number of shares which may be issued under the Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or options for the purchase of Company Common Stock or preferred stock.

Exercise of Options

  Generally, an option may only be exercised by payment of the full purchase price in cash. If the option so provides, the option may be exercised by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

Transferability of Stock Options

  No option may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. All rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or the participant's guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the participant's rights under the Plan.

Amendment of the Plan and Stock Options

  The Board of Directors may amend the Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment for which shareholder approval is required by state or federal law, exchange requirements, or the Internal Revenue Code.

Federal Income Tax Consequences

  An employee or director will not incur federal income tax when he or she is granted a stock option.

  Upon exercise of a nonstatutory stock option, an employee or director generally will recognize ordinary income (which in the case of an employee is subject to income tax withholding by the Company) equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax. Non-employee directors are not granted incentive stock options under the Plan.

  The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon the exercise of nonstatutory options or the sale or other impermissible disposition of an incentive stock option before the applicable holding period has expired. Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements as to employees; however, tax legislation, enacted August 10, 1993, generally imposes a $1,000,000 limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of its chief executive officer and its four most highly paid officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director requirements are satisfied. Because of certain interpretation issues under the statutory provisions, and in the absence of Internal Revenue Service regulations, there can be no assurance that any of the options granted under the Plan will qualify for this exception. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.

  This summary of Federal income tax consequences of nonstatutory stock options and incentive stock options does not purport to be complete. There may also be state and local income taxes applicable to these transactions. Holders of stock options should consult their own advisors with respect to the application of the laws to them and to understand other tax consequences of the awards including possible income deferral for insiders, alternative minimum tax rules, taxes on purchase payments and the tax consequences of the sale of shares acquired under this Plan.

Vote Required

  Approval of the proposal to amend the Plan requires the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting.

  The Board of Directors recommends that you vote "for" the proposal to amend the 1997 Stock Option Plan.

                               PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with (i) a broad equity market index and (ii) either an industry index or peer group. An initial public offering of the Company's stock occurred on October 2, 1997. The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the AMEX Market Value Index and the Russel 2000 from October 2, 1997 through December 31, 1998. Total return for the purpose of this graph assumes reinvestment of all dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                             CERTAIN TRANSACTIONS

  In 1996, the Company purchased a 114B aircraft from Commander Aircraft Company ("Commander") for $335,000, the list price of the aircraft, which is the price at which Commander typically sells to retail customers. KuwAm Corporation is the general partner of two stockholders of the Company that currently own in the aggregate approximately 73% of the outstanding Common Stock of Aviation General, Incorporated, a publicly-traded holding company that wholly owns Commander, and Wirt D. Walker, III, the Chairman of the Company, is the Chairman of Aviation General and the Managing Director of KuwAm. Mishal Y.S. Al Sabah, a director of the Company, is a director of Aviation General and the Chairman of KuwAm.

  The aircraft was repurchased by Commander Aircraft Company on February 20, 1998 for $240,000, the fair market value for such an aircraft.

  During 1998 the Company sold $1.85 million aggregate principal amount of 10% subordinated debentures (the "Debentures"), together with warrants to purchase 185,000 shares of Common Stock at an exercise price of $2.50 per share, to certain limited partners of SSIH and to Commander Aircraft Company. The debt securities are due on December 31, 1999 and are convertible into common stock at $8.50 per share. Commander Aircraft Company purchased $1,000,000 principal amount of the debt. In February 1999, the Company prepayed 80% ($800,000) of the principal amount of Commander's investment, in return for which Commander agreed to accelerate the expiration date of the accompanying 100,000 warrants to December 31, 1999. The Company also prepayed 80% ($120,000) of the principal amount of a limited partner of SSIH's investment. In turn for which, the limited partner agreed to accelerate the expiration date of the accompanying 15,000 warrants to December 31, 1999.

                             INDEPENDENT AUDITORS

  The Board of Directors has approved a resolution retaining Grant Thornton LLP as its independent auditors for fiscal 1999.

  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          Elizabeth Schmitt
                                          Secretary

Dated: April 23, 1999

                             STRATESEC INCORPORATED
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 1999

The undersigned, having received the Annual Report to the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 23, 1998 hereby appoints Wirt D. Walker, III, Elizabeth Schmitt and each of them, proxies with full power of authorization, and hereby authorizes them to represent and vote the shares of Common Stock of STRATESEC INCORPORATED (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 25, 1999 at 2:00 p.m. local time, and any adjournment thereof, and especially to vote

1. PROPOSAL ONE -- ELECTION OF DIRECTORS     WITHHOLD AUTHORITY


 FOR all nominees listed below [_]           to vote for all nominees listed
                                             below [_]


Wirt D. Walker, III, Barry W. McDaniel, Mishal Yousef Saud Al Sabah, Robert B. Smith, Jr., Marvin P. Bush, Charles W. Archer, Lt. General James A. Abrahamson, USAF (Retired)

To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

      -----------------------------------------------------------

2. PROPOSAL TWO -- To consider and vote upon the proposal to amend the Company's 1997 Stock Option Plan.

     FOR  [_] AGAINST [_] ABSTAIN [_]

3. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.

In the ballot provided for that purpose, if you specify a choice as the action to be taken this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR Proposal One and Two as described in the Proxy Statement.

Any proxy or proxies previously given for the meeting are revoked.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                                 Dated:                ,
                                                 1999.


                                                          (Signature)

                                                  (Signature if held jointly)

                                                 Please sign exactly as name
                                                 appears hereon. When shares
                                                 are held by joint tenants,
                                                 both should sign. When
                                                 signing as attorney,
                                                 executor, administrator,
                                                 trustee or guardian please
                                                 give full title of each. If
                                                 a corporation, please sign
                                                 in full corporate name by
                                                 president or other
                                                 authorized office. If a
                                                 partnership, please sign in
                                                 partnership name by
                                                 authorized person.